Exhibit 10.1

DANKA BUSINESS SYSTEMS PLC

LONG TERM INCENTIVE PLAN

This Long Term Incentive Plan (the “Plan”) agreement is entered into this 15th day of February, 2008 by and among Danka Business Systems PLC (“Danka Business Systems”), Danka Office Imaging Company (“Danka”) (Danka Business Systems and Danka sometimes referred to herein together with their respective successors and assigns as the “Company”) and A.D. Frazier, an individual (the “Executive”).

Introduction

The Plan is intended to provide a cash-based incentive opportunity to Executive upon attainment of the Company’s “Annual Operating Income Targets” (as defined below) for each of five consecutive fiscal year periods of the Company, beginning on January 1, 2008 (the “Effective Date”), and as otherwise determined by the Company Governance and Compensation Committee of the Board of Directors (as defined below), or any successor thereto (the “Committee”).

I. PURPOSE

The purpose of the Plan is to enable the Company to motivate and retain Executive and incent the best possible performance on attainment of the Company’s Annual Operating Income Targets; to further the attainment of long term goals and business strategies; and to provide consistency in and alignment with the Company’s approach to performance-based pay and overall executive compensation strategy. Payments under the Plan shall be in addition to any bonus payments or other payments Executive is otherwise entitled to receive under Executive’s change of control agreement with the Company (the “Change of Control Agreement”) and his employment agreement, as either may be amended from time to time.

II. DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A. ANNUAL OPERATING INCOME TARGET. With respect to any Award Period, the “Operating Income Target” for that period as defined, and provided, in the Company’s five-year plan in effect as of the date hereof, and as may be modified, from time to time, by the Committee.

B. AWARD PERIOD. Each calendar year commencing January 1, 2008 and ending December 31, 2012. Nothing in the Plan shall preclude the Committee, at a future date, from establishing an Award Period that commences prior to the termination of one or more other Award Periods.

C. BOARD OF DIRECTORS. The Boards of Directors of Danka Business Systems and Danka.

D. COMPANY. Danka Business Systems PLC and Danka Office Imaging Company, together with their respective successors an assigns.

E. LONG-TERM INCENTIVE COMPENSATION AWARD. A cash-based award paid pursuant to the Plan in U.S. dollars.

F. TERM. The five (5) consecutive fiscal year-period commencing on January 1, 2008.

H. VESTING DATE: The third anniversary of the Effective Date.

III. EFFECTIVE DATE AND TERM

The Plan shall be subject to mutual execution by Executive and an authorized representative of the Company, but the Term shall cover the period commencing on the Effective Date. The Plan shall continue until the end of the Term or, if earlier, immediately following Executive’s termination of employment for any reason; provided, however, that the Company’s obligation to pay the Long-Term Incentive Compensation Award to the extent due at the time the Plan terminates will continue until satisfied pursuant to the terms of the Plan.

IV. LONG TERM INCENTIVE COMPENSATION AWARD

A. Except as otherwise provided in Section VIII below, Executive shall be eligible to receive a Long-Term Incentive Compensation Award equal to the amounts credited to him for each Award Period during the Term, conditioned on achievement of the applicable Annual Operating Income Targets. The maximum amount that can be credited for any one Award Period shall be Eight Hundred Twenty Five Thousand Dollars ($825,000), and the maximum value of the Long-Term Incentive Compensation Award payable to Executive under the Plan at the end of the Term shall not exceed a total of Four Million One Hundred Twenty Five Thousand Dollars ($4,125,000).

B. Subject to Section VIII below, if at the end of an Award Period, the Annual Operating Income Target for that Award Period is not achieved, then no amount will be credited to Executive as of the end of that Award Period. However, with respect to any Annual Operating Income Target that is not achieved in an applicable Award Period, any amounts not credited to Executive with respect to such Award Period will be carried over into subsequent Award Periods and may be credited to Executive if at the end of a subsequent Award Period the Annual Operating Income Target for the current Award Period and the carried over Award Period or Award Periods are achieved on a cumulative basis; provided, however, that in no event will an amount from any Award Period be carried over after the Plan or Executive’s employment has terminated. If at the end of an Award Period, the Annual Operating Income Target for that Award Period is achieved, then the amount allocated for that Award Period (i.e., $825,000) will be credited to Executive, and, to the extent vested, will be paid to Executive as set forth in Sections VI,

VII and VIII below. At the end of the Term, or if earlier, at the time of termination of Executive’s employment with the Company, Executive shall be entitled to receive the Long-Term Incentive Compensation Award at such time and to the extent provided in Sections VI, VII and VIII below.

C. Notwithstanding the foregoing, no amount will be credited to Executive with respect to an Award Period unless the Committee has certified in writing that the Annual Operating Income Target for the applicable Award Period has been achieved, except as provided pursuant to Section VIII below.

V. ADJUSTMENT OF ANNUAL OPERATING INCOME TARGETS

In calculating the Annual Operating Income Target achievement, the Committee may include or exclude the impact of specified objective events, including any of the following: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles.

VI. TIMING OF PAYMENT OF LONG-TERM INCENTIVE COMPENSATION AWARDS AND SECTION 409A OF THE INTERNAL REVENUE CODE

The Long-Term Incentive Compensation Award shall be paid in U.S. dollars, to the extent due under the terms of the Plan, as soon as practicable, but in no event later than, 60 days following the earlier to occur of (1) the end of the Term, and (2) Executive’s termination of employment with the Company.

Notwithstanding anything to the contrary contained in the Plan, (1) if Executive is determined to be a “specified employee” (within the meaning of Section 409(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), any Long-Term Incentive Compensation Award that is due to be paid during the first six months after the date of Executive’s termination of employment will, to the extent required to avoid negative tax consequences of Section 409A of the Code, be suspended and paid as soon as practicable, but in any event not later than five (5) days, following the expiration of such six-month period; and (2) Executive will not be considered to have terminated employment with the Company for purposes of the Plan unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code.

VII. VESTING OF LONG-TERM INCENTIVE COMPENSATION AWARD

If Executive remains continuously employed with the Company until the Vesting Date, then, as of that date, he will become vested in 60% of the amount credited to him under the Plan as of that date, including any amounts credited to him for the Award Period ending on that date. If he remains continuously employed with the Company until the fourth anniversary of the Effective Date, he will be vested in 80% of the amount credited to him under the Plan as of that date, including any amounts credited to him for the Award Period ending on that date.

VIII. CALCULATION OF LONG-TERM INCENTIVE COMPENSATION AWARD AT TERMINATION OF EMPLOYMENT AND AT THE END OF THE TERM

A. Termination Prior to the End of the Term.

If Executive’s employment is terminated by the Company for other than “Cause,” as defined in the Change of Control Agreement or Executive terminates his employment for “Good Reason,” as defined in the Change of Control Agreement, in either case prior to end of the Term, then Executive shall be entitled to receive a cash payment equal to the sum of (1) and (2) where (1) is equal to the product of (a) the amounts credited to Executive under the Plan as of the date of termination for completed Award Periods, and (b) the product of 20% and the number of completed Award Periods and (2) if an Award Period is in progress as of the date of Executive’s termination of employment, is the product of (a) $825,000 and (b) 20%, then prorated for the Award Period in progress by multiplying such product by a fraction, the numerator of which is the number of completed months in that Award Period in progress as of the date of Executive’s termination of employment and the denominator of which is twelve (12). Notwithstanding the foregoing, in no event will the amount determined pursuant to this paragraph of Section VIII be less than $412,500.

If, prior to the end of the Term, Executive’s employment is terminated by the Company for Cause, then Executive will not be entitled to the Long-Term Incentive Compensation Award, or anything else under the Plan and will forfeit any amounts vested or credited to him as of the date of such termination of employment.

B. Preservation of Vested Amount.

Notwithstanding the foregoing, if Executive’s employment terminates for any reason other than by the Company for Cause on or after the Vesting Date but prior to the end of the Term, he will be entitled to receive: (1) 60% of the amount credited to him as of his date of termination if he terminates prior to the fourth anniversary of the Effective Date; and (2) 80% of the amount credited to him as of his date of termination if he terminates prior to the fifth anniversary or, in either case, if greater, the amount determined pursuant to the other provisions of this Section VIII. If he remains continuously employed with the Company until the end of the Term, he will be entitled to receive the amount described in paragraph C of this Section VIII below.

C. Continuous Employment Until the End of the Term.

If Executive remains continuously employed with the Company until the end of the Term, he will be entitled to receive 100% of all amounts credited to him under the Plan.

IX. SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company from granting special performance or recognition awards to Executive under such conditions and in such form and manner as the Committee shall determine.

X. ADMINISTRATION, AMENDMENT AND PLAN INTERPRETATION

A. The Committee and the Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of all or a portion of the Long-Term Incentive Compensation Award either temporarily or permanently.

B. The Plan will be administered by the Committee. The decision of the Committee or the Board of Directors with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding.

XI. MISCELLANEOUS

A. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

B. All payments under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C. Unless otherwise determined by the Committee, the Long-Term Incentive Compensation Award will be paid from the Company’s general assets, and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of Executive, who will have the status of a general unsecured creditor of the Company.

D. The Plan will not confer upon Executive any right with respect to continuance of employment or other service with the Company nor will it interfere in any way with any right the Company would otherwise have to terminate or modify the terms of such Executive’s employment or other service at any time.

E. Except as otherwise provided in the Plan, no right or benefit under the Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of Executive.

F. If any provision in the Plan is held to be invalid or unenforceable, no other provision of the Plan will be affected thereby.

G. The Plan will be governed by and construed in accordance with the laws of the State of Florida.

H. Notices. All notices, communications and deliveries hereunder shall be made in writing signed on or behalf of the party making the same and shall be considered delivered (a) personally; (b) by telecopy transmission with a copy sent by U.S. mail, first class, postage prepaid; (c) by registered or certified mail (return receipt requested); or (d) by any national overnight courier service (with postage and other fees prepaid). All such notices, communications and deliveries shall be addressed as follows:

If to the Company:	If to Executive:
Danka Office Imaging Company	A.D. Frazier
11101 Roosevelt Boulevard	555 5th Avenue N.E., Tower 4, #324
St. Petersburg, FL 33716	St. Petersburg, FL 33701
Attn: General Counsel

ACKNOWLEDGMENT, the parties hereto, by their signatures below, acknowledge their agreement and intent to be bound by the terms of this Agreement.

DANKA BUSINESS SYSTEMS PLC		EXECUTIVE

/s/ Erik Vonk		/s/ A.D. Frazier
Erik Vonk		A.D. Frazier
Director		Chief Executive Officer
Date:	02/15/2008	Date:	02/15/2008

/s/ W. Andrew McKenna
W. Andrew McKenna
Lead Director
Date:	02/13/2008

DANKA HOLDING COMPANY

/s/ Erik Vonk
Erik Vonk
Director
Date:	02/15/2008

/s/ W. Andrew McKenna
W. Andrew McKenna
Lead Director
Date:	02/13/2008

DANKA OFFICE IMAGING COMPANY

/s/ Erik Vonk
Erik Vonk
Director
Date:	02/15/2008

/s/ W. Andrew McKenna
W. Andrew McKenna
Lead Director
Date:	02/13/2008